EXHIBIT 99.1

Tri-Tech Holding Inc. Announces Receipt of NASDAQ Panel Decision

Beijing, China – April 21, 2014 /PRNewswire-CMV/ – Tri-Tech Holding Inc. (OTC: TRITF), which provides turn-key water resources management, water and wastewater treatment, industrial safety and pollution control solutions, announced today that, on April 14, 2014, Tri-Tech Holding Inc. (the “Registrant”) received a letter (the “Nasdaq Letter”) from the Chief Counsel of The Nasdaq Stock Market (“Nasdaq”), notifying the Registrant that the Nasdaq Hearings Panel (the “Panel”) has determined to deny the request of the Registrant for continued listing. Accordingly, the Panel suspended trading of the Registrant’s shares effective as of the open of business on April 16, 2014. The Registrant’s shares now trade under the symbol “TRITF” on the over the counter market.

The Panel’s determination was based on its affirmation that of the Nasdaq Staff’s exercise of its authority pursuant to Nasdaq Listing Rules 5101 and 5250(c)(1). Nasdaq Rule 5250(c)(1) relates to the Registrant’s failure to file its annual report on Form 10-K for the year ended December 31, 2013. Nasdaq Rule 5101 provides Nasdaq with broad discretionary authority “in order to maintain the quality of and public confidence in its market, to prevent fraudulent and manipulative acts and practices, to promote just and equitable principles of trade, and to protect investors and the public interest.”

The Nasdaq Letter noted that the Registrant may request that the Nasdaq Listing and Hearing Review Council (the “Council”) review the Panel’s decision if the Registrant provides a written request for review that is received within 15 days from the date of the Panel’s decision. In addition, the Council may determine on its own motion to review the decision within 45 calendar days after issuance of the Panel’s decision.

About Tri-Tech Holding Inc.

Tri-Tech is an innovative provider of consulting, engineering, procurement, construction and technical services. The Company supports government, state owned entities and commercial clients by providing efficiency oriented solutions focused on treatment of water and waste water, management of water resources and water-efficient irrigation, as well as industrial emission and safety controls. With software copyrights, product patents, and capable employees in China, the U.S. and India, Tri-Tech’s capabilities span the cycle of innovation. Please visit www.tri-tech.cn for more information.

An online investor kit including a company profile, presentations, press releases, current price quotes, stock charts and other valuable information for investors is available at www.tri-tech.cn/ir. To subscribe to future releases via e-mail alert, visit www.tri-tech.cn/ir/info/request

This press release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These statements are subject to uncertainties and risks including, but not limited to, product and service demand and acceptance, changes in technology, economic conditions, the impact of competition and pricing, government regulation, and other risks contained in reports filed by the company with the Securities and Exchange Commission. All such forward-looking statements, whether written or oral, and whether made by or on behalf of the company, are expressly qualified by the cautionary statements and any other cautionary statements which may accompany the forward-looking statements. In addition, the company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.

For more information, please contact us at:

Tri-Tech Holding Inc.

www.tri-tech.cn IR Department +86 10 57323666 ir@tri-tech.cn